EXHIBIT 10.24
June 29, 2009
William Stern
404 East 55th Street, Apt. 3-A
New York, New York 10022
Dear William:
I am pleased to offer you the position of General Counsel and Chief Legal Officer for Ancestry.com Inc. (the “Company”), to be based in our Corporate office in Provo, Utah, reporting to our Chief Financial Officer, Howard Hochhauser. In this role, you will function as a member of the senior management team. The basic elements of the remuneration package for this position are as follows:

Salary:	$235,000 annualized, payable semi-monthly according to normal Company payroll policy.

Bonus:
Target annual bonus of 40% of Salary based upon Company and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. For calendar year 2009, your bonus (to the extent earned) will be pro-rated based upon actual months worked for the Company in that calendar year. You must be employed by the Company at the time of the bonus payout in order to receive the payout.

Start Date:	Your start date with the Company will be July 9, 2009. Please confirm _____________. (Initials/Signature)

Orientation:	We will coordinate a date and time to conduct a new hire orientation and assist you in completing the new hire paperwork including benefits enrollment forms.

Stock Options:
Subject to approval by the Company’s Board of Directors, you will be granted stock options covering 400,000 shares of the Company’s common stock. This option grant is a material inducement to your acceptance of this offer and the Company will use its best efforts to ensure that the Board of Directors formally approves your option grant at the first regularly scheduled Board meeting following your start date. You will be granted the option to purchase the stated number of shares of the Company’s common stock at an exercise price equal to the fair market value of such shares at such time as determined by the Board. Your stock options will be subject to the terms, definitions and provisions set forth in the Company’s 2008 Stock Purchase and Option Plan and the form of Stock Option Agreement approved by the Board.

Sign-On Bonus:	The Company will pay you a lump sum sign-on bonus of $75,000 within the first 30 days of your employment.

Relocation:
The Company will reimburse you for reasonable relocation related expenses associated with relocation to Utah in accordance with normal Company policy. This will include movement of household goods, house-hunting trips, rental cars, hotel stays and temporary housing related expenses for up to six months. As needed, an extension to this period can be approved by the Company’s CEO. To the extent that any relocation reimbursements are taxable to you, the Company will pay you an additional cash payment in an amount such that you will be in the same position as if no taxes had been imposed upon or incurred as a result of any such reimbursements. Additionally, the Company will reimburse you for costs associated with buying out the lease on your current apartment up to a maximum payment of $______.

In addition to the foregoing, you have the opportunity to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s Inc. 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your employment by the Company, you will be required to sign the Company’s standard Agreement to Protect Company Property, a copy of which is enclosed with this letter. The Company agrees to pay professional bar dues and other customary related fees.
Employment with Ancestry.com Inc. is for no specific period of time and constitutes “at will” employment. Both you and Ancestry.com Inc. are free to terminate our at-will employment relationship at any time for any reason, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:
If such termination occurs within the first twelve (12) months of your employment, the Company will pay you a lump sum cash severance payment within 60 days following your date of termination in an amount equal to twelve (12) months less any months actually worked (but not less than nine (9) months total) of your Salary and you will be entitled to immediate vesting as to a total of twenty-five percent (25%) of your then unvested options. If such termination occurs following your first year of employment, the Company will pay you a lump sum cash severance payment within 60 days following your date of termination in an amount equal to six (6) months of Salary. In addition, following any such termination of employment you will be entitled to a pro-rata portion (based on the number of months you were employed during the year of termination) of the annual bonus you would have otherwise earned under the Company’s Performance Incentive Program (or successor annual bonus program) for the year of termination based upon the Company’s actual result for the entire year, which bonus will be paid at the same time annual bonuses are paid for the year of termination to Company employees generally. In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable prior to the date of payment. Additionally, in the event of such a termination of employment the

Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for the severance period.
In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (and other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty (50%) of your then unvested options. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.
For purposes of this offer letter, “Cause” means gross negligence or any breach of fiduciary duties to the Company such as conviction of, or plea of guilty or no contest to any felony (other than traffic related violations), any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.
For purposes of this offer letter, “Change of Control” results when: (i) any person or entity who is not a controlling shareholder as of the date of the employment letter becomes a beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation). For purposes of this offer letter, in the event that the Company (or any parent corporation) conducts an Initial Public Offering, the IPO will not be considered a “Change of Control” and will not trigger the Change of Control terms stated above.
For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following: (i) without your consent a material reduction of your compensation, duties, title, authority or responsibilities, relative to your compensation, duties, titles, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, title, authority or responsibilities; or (ii) without your express written consent, you are relocated to a facility or location more than one hundred (100) miles from the current location of the Company’s Corporate offices as in effect on the date upon which this offer letter is executed; provided that no event described in this paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.

Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s CEO or Chairman of the Board.
This letter sets forth the key terms of your proposed employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this offer letter is “at-will”. At-will employment means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside Ancestry.com Inc. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of Ancestry.com Inc.
By signing this letter, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.
By signing this letter you acknowledge that the provisions of this offer of employment have been read, are understood, and the offer is herewith accepted. You understand that your employment is contingent upon favorable references and a favorable background check. Please signify your acceptance of this offer of employment, and to further indicate that you understand that this letter does not constitute an employment contract, by signing where indicated below and returning this letter to me by July 7, 2009.
If you have any additional questions, please feel free to contact me at (801) 705-7011. We look forward to your joining our team.
Sincerely,

/s/ Tim Sullivan

Tim Sullivan
CEO
Ancestry.com Inc.
Accepted and agreed to this 29 day of June, 2009.

/s/ William Stern

William Stern

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